SECURITIES PURCHASE AGREEMENT

     SECURITIES PURCHASE AGREEMENT (the "Agreement"), dated as of October 17, 2007, by and among USA Technologies, Inc., a Pennsylvania corporation, with headquarters located at 100 Deerfield Lane, Suite 140, Malvern, Pennsylvania 19355 (the "Company"), and the investors listed on the Schedule of Buyers attached hereto (individually, a "Buyer" and collectively, the "Buyers").

WHEREAS:

     A. The Company and each Buyer is executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the "1933 Act"), and Rule 506 of Regulation D ("Regulation D") as promulgated by the United States Securities and Exchange Commission (the "SEC") under the 1933 Act.

     B. Each Buyer wishes to purchase, and the Company wishes to sell, upon the terms and conditions stated in this Agreement, that aggregate number of shares of the Common Stock, no par value per share, of the Company (the “Common Stock” or “Securities”), set forth opposite such Buyer's name in column (3) on the Schedule of Buyers (which aggregate number for all Buyers together shall be 2,142,871 shares of Common Stock and shall collectively be referred to herein as the "Common Shares").

     C. Contemporaneously with the execution and delivery of this Agreement, the parties hereto are executing and delivering a Registration Rights Agreement, substantially in the form attached hereto as Exhibit A (the "Registration Rights Agreement"), pursuant to which the Company has agreed to provide certain registration rights with respect to the Registrable Securities (as defined in the Registration Rights Agreement), under the 1933 Act and the rules and regulations promulgated thereunder, and applicable state securities laws.

NOW, THEREFORE, the Company and each Buyer hereby agree as follows:

1. PURCHASE AND SALE OF COMMON SHARES.

     a. Common Shares. Subject to the satisfaction (or waiver) of the conditions set forth in Sections 5 and 6 below, the Company shall issue and sell to each Buyer, and each Buyer severally, but not jointly, agrees to purchase from the Company on the Closing Date (as defined below), the number of Common Shares as is set forth opposite such Buyer's name in column (3) on the Schedule of Buyers.

     b. Closing. The closing (the "Closing") of the purchase of the Common Shares by the Buyers shall occur at the offices of Lurio & Associates, P.C., 2005 Market Street, Suite 2340, Philadelphia, PA 19103. The date and time of the Closing (the "Closing Date") shall be 10:00 a.m., New York City Time, on the date hereof (i.e., October 16, 2007).

     c. Purchase Price. The aggregate purchase price for the Common Shares to be purchased by each Buyer (the "Purchase Price") shall be the amount set forth opposite such Buyer's name in column (4) on the Schedule of Buyers which shall be equal to the amount of $7.00 per Common Share. The aggregate Purchase Price for all of the Common Shares shall be $15,000,097.

     d. Form of Payment. On the Closing Date, (i) the Company shall deliver to each Buyer one or more stock certificates, free and clear of all restrictive and other legends (except as expressly provided in Sections 2(g) and 2(h) hereof), evidencing the number of Common Shares such Buyer is purchasing as is set forth opposite such Buyer’s name in column (3) of the Schedule of Buyers and (ii) each Buyer shall, following receipt of such stock certificates, pay its portion of the Purchase Price to the Company for the Common Shares to be issued and sold to such Buyer at the Closing, by wire transfer of immediately available funds in accordance with the Company's written wire instructions.

2. BUYER'S REPRESENTATIONS AND WARRANTIES.

Each Buyer represents and warrants with respect to only itself that:

     a. Organization; Authority. Such Buyer is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents (as defined below) to which it is a party and otherwise to carry out its obligations hereunder and thereunder.

     b. No Public Sale or Distribution. Such Buyer is acquiring the Common Shares for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the 1933 Act; provided, however, that by making the representations herein, such Buyer does not agree to hold any of the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or an exemption under the 1933 Act. Such Buyer is acquiring the Securities hereunder in the ordinary course of its business. Such Buyer does not presently have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Securities.

     c. Accredited Investor Status. Such Buyer is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D.

     d. Reliance on Exemptions. Such Buyer understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and such Buyer's compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of such Buyer to acquire the Securities.

     e. Information. Such Buyer and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Securities which have been requested by such Buyer. Such Buyer and its advisors, if any, have been afforded the opportunity to ask questions of the Company. Neither such inquiries nor any other due diligence investigations conducted by such Buyer or its advisors, if any, or its representatives shall modify, amend or affect such Buyer's right to rely on the Company's representations and warranties contained herein. Such Buyer understands that its investment in the Securities involves a high degree of risk. Such Buyer has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities.

     f. No Governmental Review. Such Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

     g. Transfer or Resale. Such Buyer understands that except as provided in the Registration Rights Agreement: (i) the Securities have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) such Buyer shall have delivered to the Company an opinion of counsel, in a generally acceptable form, to the effect that such Securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) such Buyer provides the Company with reasonable assurance that such Securities can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A promulgated under the 1933 Act, as amended, (or a successor rule thereto) (collectively, "Rule 144"); (ii) any sale of the Securities made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the Securities under circumstances in which the seller (or the Person (as defined in Section 3(s)) through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (iii) neither the Company nor any other Person is under any obligation to register the Securities under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder. Notwithstanding the foregoing, the Securities may be pledged in connection with a bona fide margin account or other loan or financing arrangement secured by the Securities and such pledge of Securities shall not be deemed to be a transfer, sale or assignment of the Securities hereunder, and no Buyer effecting a pledge of Securities shall be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement or any other Transaction Document (as defined in Section 3(b)), including, without limitation, this Section 2(g).

     h. Legends. Such Buyer understands that the certificates or other instruments representing the Common Shares, except as set forth below, shall bear any legend as required by the "blue sky" laws of any state and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS

AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE 1933 ACT IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

The legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of the Securities upon which it is stamped or issue to such holder by electronic delivery at the applicable balance account at The Depository Trust Company ("DTC"), if, unless otherwise required by state securities laws, (i) such Securities are registered for resale under the 1933 Act, (ii) in connection with a sale, assignment or other transfer, such holder provides the Company with an opinion of counsel, in a generally acceptable form, to the effect that such sale, assignment or transfer of the Securities may be made without registration under the applicable requirements of the 1933 Act, or (iii) such holder provides the Company with reasonable assurance that the Securities can be sold, assigned or transferred pursuant to Rule 144(k).

If the Company shall fail for any reason or for no reason to issue to the holder of the Securities within three (3) Business days after the occurrence of any of (i) through (iii) above (the “Delivery Date”) a certificate without such legend to the holder or to issue such Securities to such holder by electronic delivery at the applicable balance account at DTC, and if on or after such Delivery Date the Buyer purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Buyer of shares of Common Stock that the Buyer anticipated receiving from the Company without any restrictive legend (a “Buy-In”), then the Company shall, within three (3) trading days after the Buyer’s request and in the Buyer’s sole discretion, either (i) pay cash to the Buyer in an amount equal to the Buyer’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate shall terminate and such shares shall be cancelled, or (ii) promptly honor its obligation to deliver to the Buyer a certificate or certificates representing such number of shares of Common Stock that would have been issued if the Company timely complied with its obligations hereunder (“Unlegended Shares”) and pay cash to the Purchaser in an amount equal to the excess (if any) of the Buy-In Price over the aggregate market price of the Unlegended Shares on the date the Company delivers the Unlegended Shares to the Purchaser.

     i. Validity; Enforcement. This Agreement and the Registration Rights Agreement have been duly and validly authorized, executed and delivered on behalf of such Buyer and shall constitute the legal, valid and binding obligations of such Buyer enforceable against such Buyer in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies.

     j. No Conflicts. The execution, delivery and performance by such Buyer of this Agreement and the Registration Rights Agreement and the consummation by such Buyer of the transactions contemplated hereby and thereby will not (i) result in a violation of the organizational documents of such Buyer or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such Buyer is a party, , except in the case of clause (ii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Buyer to perform its obligations hereunder.

     k. Residency. Such Buyer is a resident of that jurisdiction specified below its address on the Schedule of Buyers.

     l. During the last thirty (30) days prior to the date hereof, neither such Buyer nor any Affiliate (as defined below) of such Buyer, foreign or domestic, has, directly or indirectly, effected or agreed to effect any “short sale” (as defined in Rule 200 under Regulation SHO), whether or not against the box, established any “put equivalent position” (as defined in Rule 16a-1(h) under the 1934 Act) with respect to the Common Stock, borrowed or pre-borrowed any shares of Common Stock, or granted any other right (including, without limitation, any put or call option) with respect to the Common Stock or with respect to any security that includes, relates to or derived any significant part of its value from the Common Stock or otherwise sought to hedge its position in the Company’ securities (each, a “Prohibited Transaction”). As used in this Agreement, “Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144 under the Securities Act.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to each of the Buyers that:

     a. Organization and Qualification. Each of the Company and its "Subsidiaries" (which for purposes of this Agreement means any joint venture or any entity in which the Company, directly or indirectly, owns capital stock or holds an equity or similar interest) are entities duly organized and validly existing and in good standing under the laws of the jurisdiction in which they are formed, and have the requisite power and authorization to own their properties and to carry on their business as now being conducted. Each of the Company and its Subsidiaries is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a Material Adverse Effect. As used in this Agreement, "Material Adverse Effect" means any material adverse effect on the business, properties, assets, operations, results of operations, condition (financial or otherwise) or prospects of the Company, its Subsidiaries, individually or taken as a whole, or on the transactions contemplated hereby or in the other Transaction Documents or by the agreements and instruments to be entered into in connection herewith or therewith, or on the authority or ability of the Company to perform its obligations under the Transaction Documents (as defined below). The Company has no Subsidiaries except as set forth on Schedule 3(a).

     b. Authorization; Enforcement; Validity. The Company has the requisite power and authority to enter into and perform its obligations under this Agreement, the Registration Rights Agreement, and each of the other agreements entered into by the parties hereto in connection with the transactions contemplated by this Agreement (collectively, the "Transaction Documents") and to issue the Securities in accordance with the terms hereof and thereof. The execution and delivery of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Common Shares, have been duly authorized by the Company's board of directors and (other than the filing with the SEC of one or more Registration Statements in accordance with the requirements of the Registration Rights Agreement and any other filings as may be required by any state securities agencies), no further filing, consent, or authorization is required by the Company, its board of directors or its stockholders. This Agreement and the other Transaction Documents of even date herewith have been duly executed and delivered by the Company, and constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies.

     c. Issuance of Securities. The Common Shares are duly authorized and, upon issuance in accordance with the terms hereof, shall be validly issued and free from all taxes, liens and charges with respect to the issue thereof and the Common Shares shall be fully paid and nonassessable with the holders being entitled to all rights accorded to a holder of Common Stock. The offer and issuance by the Company of the Securities is exempt from registration under the 1933 Act.

     d. No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Common Shares will not (i) result in a violation of the Articles of Incorporation (as defined in Section 3(r)) of the Company or any certificate of incorporation, certificate of formation, any certificate of designations or other constituent document of any of its Subsidiaries, any capital stock of the Company or Bylaws (as defined in Section 3(r)) or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and the rules and regulations of the NASDAQGlobal Market (the "Principal Market")) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected.

     e. Consents. Neither the Company nor any Subsidiary is required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents, in each case in accordance with the terms hereof or thereof. The Company is not in violation of the requirements of the Principal Market and has no knowledge of any facts that would reasonably lead to delisting or suspension of the Common Stock in the foreseeable future.

     f. Acknowledgment Regarding Buyer's Purchase of Securities. The Company acknowledges and agrees that each Buyer is acting solely in the capacity of arm's length purchaser with respect to the Transaction Documents and the transactions contemplated hereby and thereby. The Company further acknowledges that no Buyer is acting as a financial advisor or fiduciary of the Company or any of its Subsidiaries (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated hereby and thereby, and any advice given by a Buyer or any of its representatives or agents in connection with the Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to such Buyer's purchase of the Securities. The Company further represents to each Buyer that the Company's decision to enter into the Transaction Documents has been based solely on the independent evaluation by the Company and its representatives.

     g. No General Solicitation; Placement Agent's Fees. Neither the Company, nor any of its Subsidiaries or affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Securities. The Company shall be responsible for the payment of any placement agent's fees, financial advisory fees, or brokers' commissions (other than for persons engaged by any Buyer or its investment advisor) relating to or arising out of the transactions contemplated hereby. The Company shall pay, and hold each Buyer harmless against, any liability, loss or expense (including, without limitation, attorney's fees and out-of-pocket expenses) arising in connection with any such claim.

     h. No Integrated Offering. None of the Company, its Subsidiaries, any of their affiliates, and any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, (i) under circumstances that would require registration of any of the Securities under the 1933 Act or (ii) cause this offering of the Securities to be integrated with prior offerings by the Company under circumstances that would require registration of any of the Securities under the 1933 Act or (iii) under circumstances that would require the application of or cause this offering of Securities to be integrated with prior offerings that would require the application of any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of the Company are listed or designated. None of the Company, its Subsidiaries, their affiliates and any Person acting on their behalf will take any action or steps referred to in the preceding sentence to cause this offering of Securities to be integrated with any other offering under circumstances that would require registration of any of the Securities under the 1933 Act or cause the offering of the Securities to be integrated with any other offering under circumstances that would require the application of any such stockholder approval provisions.

     i. Application of Takeover Protections; Rights Agreement. The Company and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Articles of Incorporation or any certificates of designations or the laws of the jurisdiction of its formation or incorporation which is or could become applicable to any Buyer as a result of the transactions contemplated by this Agreement, including, without limitation, the Company's issuance of the Securities and any Buyer's ownership of the Securities. The Company has not adopted a stockholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Common Stock or a change in control of the Company.

     j. SEC Documents; Financial Statements. During the two (2) years prior to the date hereof, the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1934 Act (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the "SEC Documents"). The Company has delivered to the Buyers or their respective representatives true, correct and complete copies of each of the SEC Documents not available on the EDGAR system that have been requested by each Buyer. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as in effect as of the time of filing. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). No other information provided by or on behalf of the Company to the Buyers which is not included in the SEC Documents, including, without limitation, information referred to in Section 2(e) of this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstance under which they are or were made not misleading. The Company covenants that the Form 10-Q for the quarter ended September 30, 2007 will be timely filed on or before November 14, 2007 and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading

     k. Absence of Certain Changes. Since June 30, 2007 there has been no material adverse change and no material adverse development in the business, assets, properties,

operations, condition (financial or otherwise), results of operations or prospects of the Company or its Subsidiaries. Except as disclosed in Schedule 3(k), since June 30, 2007, neither the Company nor any of its Subsidiaries has (i) declared or paid any dividends, (ii) sold any assets, individually or in the aggregate, in excess of $100,000 outside of the ordinary course of business or (iii) had capital expenditures, individually or in the aggregate, in excess of $100,000. Neither the Company nor any of its Subsidiaries has taken any steps to seek protection pursuant to any bankruptcy law nor does the Company have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact which would reasonably lead a creditor to do so. The Company and its Subsidiaries, individually and on a consolidated basis, are not as of the date hereof, and after giving effect to the transactions contemplated hereby to occur at the Closing will not, be Insolvent (as defined below). For purposes of this Section 3(l), "Insolvent" means, with respect to any Person (as defined in Section 3(s)) (i) the present fair saleable value of such Person's assets is less than the amount required to pay such Person's total Indebtedness (as defined in Section 3(s)), (ii) such Person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) such Person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature or (iv) such Person has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

     l. No Undisclosed Events, Liabilities, Developments or Circumstances. No event, liability, development or circumstance has occurred or exists with respect to the Company, its Subsidiaries or their respective business, properties, prospects, operations or financial condition, that would be required to be disclosed by the Company under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by the Company of its Common Stock and which has not been publicly announced.

     m. Conduct of Business; Regulatory Permits. Neither the Company nor its Subsidiaries is in violation of any term of or in default under its Articles of Incorporation, any certificate of designation, preferences or rights of any other outstanding series of preferred stock of the Company or Bylaws or their organizational charter or certificate of incorporation or bylaws, respectively. Neither the Company nor any of its Subsidiaries is in violation of (i) any judgment, decree or order or (ii) any statute, ordinance, rule or regulation in each case applicable to the Company or its Subsidiaries, and neither the Company nor any of its Subsidiaries will conduct its business in violation of any of the foregoing, except in all cases of clause (ii) above for possible violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, the Company is not in violation of any of the rules, regulations or requirements of the Principal Market and has no knowledge of any facts or circumstances that would reasonably lead to delisting or suspension of the Common Stock by the Principal Market in the foreseeable future. During the two (2) years prior to the date hereof, (i) trading in the Common Stock has not been suspended by the SEC or the Principal Market and (ii) the Company has received no communication, written or oral, from the SEC or the Principal Market regarding the suspension or delisting of the Common Stock from the Principal Market. The Company and its Subsidiaries possess all certificates, authorizations and permits issued by the appropriate regulatory authorities necessary to conduct their respective businesses, except where the failure to possess such certificates, authorizations or permits would not have, individually or in the aggregate, a

Material Adverse Effect, and neither the Company nor any such Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.

     n. Sarbanes-Oxley Act. The Company is in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof.

     o. Transactions With Affiliates. Except as set forth on Schedule 3(o), none of the officers, directors or employees of the Company or any of its Subsidiaries is presently a party to any transaction with the Company or any of its Subsidiaries (other than for ordinary course services as employees, officers or directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director or employee or, to the knowledge of the Company or any of its Subsidiaries, any corporation, partnership, trust or other entity in which any such officer, director, or employee has a substantial interest or is an officer, director, trustee or partner.

     p. Equity Capitalization. As of the date hereof, the authorized capital stock of the Company consists of (i) 640,000,000 shares of Common Stock, of which as of the date hereof, 12,544,072 are issued and outstanding and 2,668,355 shares are reserved for issuance pursuant to securities exercisable or exchangeable for, or convertible into, shares of Common Stock and (ii) (x) 900,000 shares of preferred stock (the "Existing Preferred Stock"), 520,392 of which, as of the date hereof, are issued and outstanding. All of such outstanding shares have been, or upon issuance will be, validly issued and are fully paid and nonassessable. Except as set forth on Schedule 3(p): (i) none of the Company's capital stock is subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company; (ii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any capital stock of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional capital stock of the Company or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any capital stock of the Company or any of its Subsidiaries; (iii) there are no outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing Indebtedness (as defined in Section 3(q)) of the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries is or may become bound; (iv) there are no financing statements securing obligations in any material amounts, either singly or in the aggregate, filed in connection with the Company or any of its Subsidiaries; (v) there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the 1933 Act (except pursuant to the Registration Rights Agreement); (vi) there are no outstanding securities or instruments of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries; (vii) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities; (viii) the Company does not have any stock appreciation rights or "phantom stock" plans or agreements or any similar plan or agreement; and (ix) the Company and its Subsidiaries have no liabilities or obligations required to be disclosed in the SEC Documents but not so disclosed in the SEC Documents, other than those incurred in the ordinary course of the Company's or its Subsidiaries' respective businesses and which, individually or in the aggregate, do not or would not have a Material Adverse Effect. The Company has furnished to the Buyers true, correct and complete copies of the Company's Articles of Incorporation, as amended and as in effect on the date hereof (the "Articles of Incorporation"), and the Company's Bylaws, as amended and as in effect on the date hereof (the "Bylaws"), and the terms of all securities convertible into, or exercisable or exchangeable for, shares of Common Stock and the material rights of the holders thereof in respect thereto.

q. Indebtedness and Other Contracts.

     Except as set forth on Schedule 3(q) or in the Company’s Form 10-K for the fiscal year ended June 30, 2007, neither the Company nor any of its Subsidiaries has any outstanding Indebtedness (as defined below). Except as set forth on Schedule 3(q), neither the Company nor any of its Subsidiaries (i) is a party to any contract, agreement or instrument, the violation of which, or default under which, by the other party(ies) to such contract, agreement or instrument could reasonably be expected to result in a Material Adverse Effect, (ii) is in violation of any term of or in default under any contract, agreement or instrument relating to any Indebtedness, except where such violations and defaults would not result, individually or in the aggregate, in a Material Adverse Effect, or (iii) is a party to any contract, agreement or instrument relating to any Indebtedness, the performance of which, in the judgment of the Company's officers, has or is expected to have a Material Adverse Effect. Schedule 3(q) and the Company’s Form 10-K for the fiscal year ended June 30, 2007, provides a detailed description of the material terms of any such outstanding Indebtedness. For purposes of this Agreement: (x) "Indebtedness" of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (including, without limitation, "capital leases" in accordance with generally accepted accounting principles) (other than trade payables entered into in the ordinary course of business), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above; (y) "Contingent Obligation" means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; and (z) "Person" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

     r. Absence of Litigation. Except as set forth on Schedule 3(r), there is no action, suit, proceeding, inquiry or investigation before or by the Principal Market, any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company or any of its Subsidiaries, threatened against or affecting the Company or any of its Subsidiaries, the Common Stock or any of the Company's Subsidiaries or any of the Company's or its Subsidiaries' officers or directors, whether of a civil or criminal nature or otherwise.

     s. Insurance. The Company and each of its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its Subsidiaries are engaged. Neither the Company nor any such Subsidiary has been refused any insurance coverage sought or applied for and neither the Company nor any such Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

     t. Employee Relations. i. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or employs any member of a union. The Company and its Subsidiaries believe that their relations with their employees are good. No executive officer of the Company or any of its Subsidiaries (as defined in Rule 501(f) of the 1933 Act) has notified the Company or any such Subsidiary that such officer intends to leave the Company or any such Subsidiary or otherwise terminate such officer's employment with the Company or any such Subsidiary. No executive officer of the Company or any of its Subsidiaries is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject the Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters.

     ii. The Company and its Subsidiaries are in compliance with all federal, state, local and foreign laws and regulations respecting labor, employment and employment practices and benefits, terms and conditions of employment and wages and hours, except where failure to be in compliance would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

     u. Title. The Company and its Subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them which is material to the business of the Company and its Subsidiaries, in each case free and clear of all liens, encumbrances and defects except such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company and any of its Subsidiaries. Any real property and facilities held under lease by the Company or any of its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its Subsidiaries.

     v. Intellectual Property Rights. The Company and its Subsidiaries own or possess adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, original works of authorship, trade secrets and other intellectual property rights and all applications related thereto ("Intellectual Property Rights") necessary to conduct their respective businesses as now conducted or as described in the SEC Documents. None of the Company's or its Subsidiaries' Intellectual Property Rights have expired, terminated or been abandoned, or are expected to expire, terminate or be abandoned, within three years from the date of this Agreement. The Company has not received written notice of, and does not have any knowledge of, any infringement, misappropriation or other violation by the Company or any of its Subsidiaries of Intellectual Property Rights of others. There is no claim, action or proceeding being made or brought, or to the knowledge of the Company, being threatened, against the Company or any of its Subsidiaries regarding its Intellectual Property Rights. The Company is unaware of any facts or circumstances which might give rise to any of the foregoing infringements or claims, actions or proceedings. The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their Intellectual Property Rights.

     w. Environmental Laws. The Company and its Subsidiaries (i) are in compliance with any and all Environmental Laws (as hereinafter defined), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (i), (ii) and (iii), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. The term "Environmental Laws" means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, "Hazardous Materials") into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

     x. Subsidiary Rights. The Company or one of its Subsidiaries has the unrestricted right to vote, and (subject to limitations imposed by applicable law) to receive dividends and distributions on, all capital securities of its Subsidiaries as owned by the Company or such Subsidiary.

     y. Tax Status. The Company and each of its Subsidiaries (i) has made or filed all foreign, federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and (iii) has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

     z. Transfer Taxes. On the Closing Date, all stock transfer or other taxes (other than income or similar taxes) which are required to be paid in connection with the sale and transfer of the Securities to be sold to each Buyer hereunder will be, or will have been, fully paid or provided for by the Company, and all laws imposing such taxes will be or will have been complied with.

     aa. Disclosure. The Company confirms that neither it nor any other Person acting on its behalf has provided any of the Buyers or their agents or counsel with any information that constitutes or could reasonably be expected to constitute material, nonpublic information. The Company understands and confirms that each of the Buyers will rely on the foregoing representations in effecting transactions in securities of the Company. All disclosure provided to the Buyers regarding the Company and its Subsidiaries, their business and the transactions contemplated hereby, including the Schedules to this Agreement, furnished by or on behalf of the Company is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     bb. Manipulation of Price. The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Shares, (ii) sold, bid for, purchased, or, paid any compensation for soliciting purchases of, any of the Purchased Securities, or (iii) paid or agreed to pay to any person any compensation for soliciting another to purchase.

     cc. Internal Accounting Controls. The Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4. COVENANTS.

     a. Best Efforts. Each party shall use its best efforts to timely satisfy each of the covenants and conditions to be satisfied by it as provided in Section 4 of this Agreement.

     b. Form D and Blue Sky. The Company agrees to file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof to each Buyer promptly after such filing. The Company shall, on or before the Closing Date, take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for or to qualify the Securities for sale to the Buyers at the Closing pursuant to this Agreement under applicable securities or "Blue Sky" laws of the states of the United States (or to obtain an exemption from such qualification), and shall provide evidence of any such action so taken to the Buyers on or prior to the Closing Date. The Company shall make all filings and reports relating to the offer and sale of the Securities required under applicable securities or "Blue Sky" laws of the states of the United States following the Closing Date.

     c. Reporting Status. Until the date on which the Buyers shall have sold all the Common Shares, and none of the Common Shares is outstanding (the "Reporting Period"), the Company shall timely file all reports required to be filed with the SEC pursuant to the 1934 Act, and the Company shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would no longer require or otherwise permit such termination.

     d. Use of Proceeds. The Company shall use the proceeds from the sale of the Securities for working capital purposes, but not for (A) repayment of any outstanding Indebtedness of the Company or any of its Subsidiaries, or (B) redemption or repurchase of any of its or its Subsidiaries' equity securities.

     e. Financial Information. The Company agrees to send the following to each Investor (as defined in the Registration Rights Agreement) during the Reporting Period (i) unless the following are filed with the SEC through EDGAR and are available to the public through the EDGAR system, within one (1) Business Day after the filing thereof with the SEC, a copy of its Annual Reports and Quarterly Reports on Form 10-K, 10-KSB, 10-Q or 10-QSB, any interim reports or any consolidated balance sheets, income statements, stockholders' equity statements and/or cash flow statements for any period other than annual, any Current Reports on Form 8-K and any registration statements (other than on Form S-8) or amendments filed pursuant to the 1933 Act and (ii) copies of any notices and other information made available or given to the stockholders of the Company generally, contemporaneously with the making available or giving thereof to the stockholders. As used herein "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

     f. Listing. The Company shall promptly secure the listing of all of the Registrable Securities (as defined in the Registration Rights Agreement) upon each national securities exchange and automated quotation system, if any, upon which the Common Stock is then listed (subject to official notice of issuance) and shall maintain such listing of all Registrable Securities from time to time issuable under the terms of the Transaction Documents.

The Company shall maintain the Common Stocks' authorization for quotation on the Principal Market. Neither the Company nor any of its Subsidiaries shall take any action which would be reasonably expected to result in the delisting or suspension of the Common Stock on the Principal Market. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 4(f).

     g. Fees. The Company shall be responsible for the payment of any placement agent's fees or commissions, financial advisory fees, or broker's commissions (other than for Persons engaged by any Buyer) relating to or arising out of the transactions contemplated hereby. The Company shall pay, and hold each Buyer harmless against, any liability, loss or expense (including, without limitation, reasonable attorney's fees and out-of-pocket expenses) arising in connection with any claim relating to any such payment.

     h. Pledge of Securities. The Company acknowledges and agrees that the Securities may be pledged by an Investor (as defined in the Registration Rights Agreement) in connection with a bona fide margin agreement or other loan or financing arrangement that is secured by the Securities. The pledge of Securities shall not be deemed to be a transfer, sale or assignment of the Securities hereunder, and no Investor effecting a pledge of Securities shall be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement or any other Transaction Document. The Company hereby agrees to execute and deliver such documentation as a pledgee of the Securities may reasonably request in connection with a pledge of the Securities to such pledgee by an Investor.

     i. Disclosure of Transactions and Other Material Information. On or before 8:30 a.m., New York City time, on the first Business Day following the date of this Agreement, the Company shall issue a press release and file a Current Report on Form 8-K describing the terms of the transactions contemplated by the Transaction Documents in the form required by the 1934 Act and attaching the material Transaction Documents (including, without limitation, this Agreement (and all schedules to this Agreement), and the form of the Registration Rights Agreement) as exhibits to such filing (including all attachments, the "8-K Filing"). From and after the filing of the 8-K Filing with the SEC, no Buyer shall be in possession of any material, nonpublic information received from the Company, any of its Subsidiaries or any of its respective officers, directors, employees or agents, that is not disclosed in the 8-K Filing. The Company shall not, and shall cause each of its Subsidiaries and its and each of their respective officers, directors, employees and agents, not to, provide any Buyer with any material, nonpublic information regarding the Company or any of its Subsidiaries from and after the filing of the 8-K Filing with the SEC without the express written consent of such Buyer or as may be required under the terms of the Transaction Documents. If a Buyer has, or believes it has, received any such material, nonpublic information regarding the Company or any of its Subsidiaries, it may provide the Company with written notice thereof. The Company shall, within five (5) Business Days of receipt of such notice, make public disclosure of such material, nonpublic information. In the event of a breach of the foregoing covenant by the Company, any of its Subsidiaries, or any of its or their respective officers, directors, employees and agents, in addition to any other remedy provided herein or in the Transaction Documents, a Buyer shall have the right to make a public disclosure, in the form of a press release, public advertisement or otherwise, of such material, nonpublic information without the prior approval by the Company, its Subsidiaries, or any of its or their respective officers, directors, employees or agents. No Buyer shall have any liability to the Company, its Subsidiaries, or any of its or their respective officers, directors, employees, stockholders or agents for any such disclosure. Subject to the foregoing, neither the Company, its Subsidiaries nor any Buyer shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of any Buyer, to make any press release or other public disclosure with respect to such transactions (i) in substantial conformity with the 8-K Filing and contemporaneously therewith and (ii) as is required by applicable law and regulations. Without the prior written consent of any applicable Buyer, neither the Company nor any of its Subsidiaries or affiliates shall disclose the name of such Buyer or its investment adviser in any filing, announcement, release or otherwise, unless such disclosure is required by law, regulation or the Principal Market.

     j. Prior to the earliest to occur of (i) the termination of this Agreement or (ii) the Effective Date (as defined in the Registration Rights Agreement) no Buyer shall, and shall cause its Affiliates not to, engage, directly or indirectly, in a Prohibited Transaction.

     k. From the date hereof through the second annual anniversary of the date hereof, the Company will not, directly or indirectly, effect any sale of its Common Stock or any security convertible into or exchangeable or exercisable for shares of Common Stock (“Subsequent Placement”) unless the Company shall have first complied with this Section 4(k).

i. The Company shall deliver to each Buyer (in accordance with the notice provisions set forth in Section 7.f hereof) an irrevocable written notice (the "Offer Notice") of any proposed or intended issuance or sale or exchange (the "Offer") of the securities being offered (the "Offered Securities") in a Subsequent Placement, which Offer Notice shall (w) identify and describe the Offered Securities, the material terms of the Subsequent Financing, and a list of the proposed definitive documentation to be entered into in connection therewith, (x) describe the price and other terms upon which they are to be issued, sold or exchanged, and the number or amount of the Offered Securities to be issued, sold or exchanged, (y) identify the persons or entities (if known) to which or with which the Offered Securities are to be offered, issued, sold or exchanged, and (z) offer to issue and sell to or exchange with such Buyers such amount of the Offered Securities so that the Buyers shall retain their then pro rata portion of the issued and outstanding Common Stock following the issuance of the Offered Securities, allocated among such Buyers (a) based on such Buyer's pro rata portion of the aggregate amount of Common Shares purchased hereunder (the "Basic Amount"), and (b) with respect to each Buyer that elects to purchase its Basic Amount, any additional portion of the Offered Securities attributable to the Basic Amounts of other Buyers as such Buyer shall indicate it will purchase or acquire should the other Buyers subscribe for less than their Basic Amounts (the "Undersubscription Amount"), which process shall be repeated until the Buyers shall have an opportunity to subscribe for any remaining Undersubscription Amount.

ii. To accept an Offer, in whole or in part, such Buyer must deliver a written notice to the Company prior to the end of the third (3rd) Business Day after such Buyer's receipt of the Offer Notice (the "Offer Period"), setting forth the portion of such Buyer's Basic Amount that such Buyer elects to purchase and, if such Buyer shall elect to purchase all of its Basic Amount, the Undersubscription Amount, if any, that such Buyer elects to purchase (in either case, the "Notice of Acceptance"). If the Basic Amounts subscribed for by all Buyers are less than the total of all of the Basic Amounts, then each Buyer who has set forth an Undersubscription Amount in its Notice of Acceptance shall be entitled to purchase, in addition to the Basic Amounts subscribed for, the Undersubscription Amount it has subscribed for; provided, however, that if the Undersubscription Amounts subscribed for exceed the difference between the total of all the Basic Amounts and the Basic Amounts subscribed for (the "Available Undersubscription Amount"), each Buyer who has subscribed for any Undersubscription Amount shall be entitled to purchase only that portion of the Available Undersubscription Amount as the Basic Amount of such Buyer bears to the total Basic Amounts of all Buyers that have subscribed for Undersubscription Amounts, subject to rounding by the Company to the extent its deems reasonably necessary.

iii. The Company shall have thirty (30) days from the expiration of the Offer Period above to offer, issue, sell or exchange all or any part of such Offered Securities as to which a Notice of Acceptance has not been given by the Buyers (the "Refused Securities"), but only to the offerees described in the Offer Notice (if so described therein) and only upon terms and conditions that are not more favorable to the acquiring person or persons or less favorable to the Company than those set forth in the Offer Notice.

iv. In the event the Company shall propose to sell less than all the Refused Securities (any such sale to be in the manner and on the terms specified in Section 4(k)(iii) above), then each Buyer may, at its sole option and in its sole discretion, reduce the number or amount of the Offered Securities specified in its Notice of Acceptance to an amount that shall be not less than the number or amount of the Offered Securities that such Buyer elected to purchase pursuant to Section 4(k)(ii) above multiplied by a fraction, (i) the numerator of which shall be the number or amount of Offered Securities the Company actually proposes to issue, sell or exchange (including Offered Securities to be issued or sold to Buyers pursuant to Section 4(k)(iii) above prior to such reduction) and (ii) the denominator of which shall be the original amount of the Offered Securities. In the event that any Buyer so elects to reduce the number or amount of Offered Securities specified in its Notice of Acceptance, the Company may not issue, sell or exchange more than the reduced number or amount of the Offered Securities unless and until such securities have again been offered to the Buyers in accordance with Section 4(k)(i) above.

v. Upon the closing of the issuance, sale or exchange of all or less than all of the Refused Securities, the Buyers shall acquire from the Company, and the Company shall issue to the Buyers, the number or amount of Offered Securities specified in the Notices of Acceptance, as reduced pursuant to Section 4(k)(iv) above if the Buyers have so elected, upon the terms and conditions specified in the Offer. The purchase by the Buyers of any Offered Securities is subject in all cases to the execution and delivery by the Company and the Buyers of the transaction documents relating to such Offered Securities .

vi. The provisions of this Section 4(k) shall not apply in connection with the issuance of any securities by the Company: (i) in connection with any employee benefit plan which has been approved by the Board of Directors of the Company, pursuant to which the Company’s securities may be issued to any employee, officer, consultant, or director for services provided to the Company; (ii) in connection with any securities covered by the 2006-B Common Stock Purchase Agreement between Steve Illes and the Company dated September 25, 2006 ; (iii) pursuant to a bona fide underwritten public offering of shares of Common Stock with a nationally recognized underwriter which generates gross proceeds to the Company of at least $25,000,000 (other than an "at-the-market offering" as defined in Rule 415(a)(4) under the 1933 Act and "equity lines"); (iv) issued upon exercise of options, warrants, or any other convertible securities which are outstanding on the date immediately preceding the Closing Date, provided that such issuance of Common Stock upon exercise of such options, warrants, or any other convertible securities is made pursuant to the terms of such options, warrants, or any other convertible securities in effect on the date immediately preceding the Closing Date and such options, warrants, or any other convertible securities are not amended after the date immediately preceding the Closing Date; or (v) issued in connection with any share split, share dividend, recapitalization or similar transaction.

5. CONDITIONS TO THE COMPANY'S OBLIGATION TO SELL.

     The obligation of the Company hereunder to issue and sell the Common Shares to each Buyer at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion by providing each Buyer with prior written notice thereof:

     a. Such Buyer shall have executed each of the Transaction Documents to which it is a party and delivered the same to the Company.

     b. Such Buyer and each other Buyer shall have delivered to the Company the Purchase Price for the Common Shares being purchased by such Buyer at the Closing by wire transfer of immediately available funds pursuant to the wire instructions provided by the Company.

     c. The representations and warranties of such Buyer shall be true and correct in all respects as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specified date), and such Buyer shall have performed, satisfied and complied in all respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by such Buyer at or prior to the Closing Date.

6. CONDITIONS TO EACH BUYER'S OBLIGATION TO PURCHASE.

     The obligation of each Buyer hereunder to purchase the Common Shares at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for each Buyer's sole benefit and may be waived by such Buyer at any time in its sole discretion by providing the Company with prior written notice thereof:

     a. The Company shall have duly executed and delivered to such Buyer (A) each of the Transaction Documents and (B) the Common Shares (in such numbers as is set forth across from such Buyer's name in column (3) of the Schedule of Buyers) being purchased by such Buyer at the Closing pursuant to this Agreement.

     b. The Company shall have delivered to such Buyer a certificate, executed by the Secretary of the Company and dated as of the Closing Date, as to (i) the resolutions consistent with Section 3(b) as adopted by the Company's board of directors in a form reasonably acceptable to such Buyer, (ii) the Articles of Incorporation and (iii) the Bylaws, each as in effect at the Closing.

     c. The representations and warranties of the Company shall be true and correct in all respects as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specified date) and the Company shall have performed, satisfied and complied in all respects with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company at or prior to the Closing Date. Such Buyer shall have received a certificate, executed by the Chief Executive Officer of the Company, dated as of the Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by such Buyer.

     d. The Common Stock (I) shall be designated for quotation or listed on the Principal Market and (II) shall not have been suspended, as of the Closing Date, by the SEC or the Principal Market from trading on the Principal Market nor shall suspension by the SEC or the Principal Market have been threatened, as of the Closing Date, either (A) in writing by the SEC or the Principal Market or (B) by falling below the minimum maintenance requirements of the Principal Market.

The Company shall have obtained all governmental, regulatory or third party consents and approvals, if any, necessary for the sale of the Securities. No statute, rule, regulation, executive order, decree, ruling, injunction, action, proceeding or interpretation shall have been enacted, entered, promulgated, endorsed or adopted by any court or governmental authority of competent jurisdiction or any self-regulatory organization or the staff of any of the foregoing, having authority over the matters contemplated hereby that questions the validity of, or challenges or prohibits the consummation of, any of the transactions contemplated by this Agreement.

     e. The Company shall have delivered to such Buyer such other documents relating to the transactions contemplated by this Agreement as such Buyer or its counsel may reasonably request.

     f. The Buyers shall have received a legal opinion on behalf of the Company, dated as of the Closing Date in the form attached as Exhibit B.

7. MISCELLANEOUS.

     a. Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

     b. Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

     c. Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

     d. Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

     e. Entire Agreement; Amendments. This Agreement and the other Transaction Documents supersede all other prior oral or written agreements between the Buyers, the Company, their Affiliates and Persons acting on their behalf with respect to the matters discussed herein, and this Agreement, the other Transaction Documents and the instruments referenced herein and therein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor any Buyer makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the holders of at least a majority of the Common Shares issued and issuable hereunder, and any amendment to this Agreement made in conformity with the provisions of this sub-section shall be binding on all Buyers and holders of Securities, as applicable. No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought. No such amendment shall be effective to the extent that it applies to less than all of the holders of the Common Shares then outstanding. No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of any of the Transaction Documents unless the same consideration also is offered to all of the parties to the Transaction Documents, or holders of Common Shares, as the case may be. The Company has not, directly or indirectly, made any agreements with any Buyers relating to the terms or conditions of the transactions contemplated by the Transaction Documents except as set forth in the Transaction Documents. Without limiting the foregoing, the Company confirms that, except as set forth in this Agreement, no Buyer has made any commitment or promise or has any other obligation to provide any financing to the Company or otherwise.

     f. Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

USA Technologies, Inc.
100 Deerfield Lane, Suite 140,
Malvern, Pennsylvania 19355
Telephone:	(610) 989-0340
Facsimile:	(610) 989-0344
Attention:	George R. Jenson Jr.

With a copy (for informational purposes only) to:

Lurio & Associates, P.C.
2005 Market Street, Suite 2340
Philadelphia, Pennsylvania 19103-7015
Telephone:	(215) 665-9300
Facsimile:	(215) 665-8582
Attention:	Douglas M. Lurio, Esq.

If to a Buyer, to its address and facsimile number set forth on the Schedule of Buyers, with copies to such Buyer's representatives as set forth on the Schedule of Buyers, or to such other address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender's facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.

     g. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any purchasers of the Common Shares. The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the holders of at least a majority of the aggregate number of Registrable Securities. A Buyer may assign some or all of its rights hereunder in connection with transfer of any of its Securities without the consent of the Company, in which event such assignee shall be deemed to be a Buyer hereunder with respect to such assigned rights.

     h. No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

     i. Survival. The representations and warranties of the Company and the Buyers contained in Sections 2 and 3 and the agreements and covenants set forth in Sections 4 and 7 shall survive the Closing and the delivery and exercise of Securities, as applicable. Each Buyer shall be responsible only for its own representations, warranties, agreements and covenants hereunder.

     j. Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

     k. Indemnification. In consideration of each Buyer's execution and delivery of the Transaction Documents and acquiring the Securities thereunder and in addition to all of the Company's other obligations under the Transaction Documents, the Company shall defend, protect, indemnify and hold harmless each Buyer and each other holder of the Securities and all of their stockholders, partners, members, officers, directors, employees and direct or indirect investors and any of the foregoing Persons' agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "Indemnitees"), as incurred, from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the "Indemnified Liabilities"), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in the Transaction Documents, (b) any breach of any covenant, agreement or obligation of the Company contained in the Transaction Documents or (c) any cause of action, suit or claim brought or made against such Indemnitee by a third party (including for these purposes a derivative action brought on behalf of the Company) and arising out of or resulting from (i) the execution, delivery, performance or enforcement of the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (ii) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Securities, (iii) any disclosure made by such Buyer pursuant to Section 4(h), or (iv) the status of such Buyer or holder of the Securities as an investor in the Company pursuant to the transactions contemplated by the Transaction Documents. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. Except as otherwise set forth herein, the mechanics and procedures with respect to the rights and obligations under this sub-section shall be the same as those set forth in Section 6 of the Registration Rights Agreement.

     l. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

     m. Remedies. Each Buyer and each holder of the Securities shall have all rights and remedies set forth in the Transaction Documents and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. Furthermore, the Company recognizes that in the event that it fails to perform, observe, or discharge any or all of its obligations under the Transaction Documents, any remedy at law may prove to be inadequate relief to the Buyers. The Company therefore agrees that the Buyers shall be entitled to seek temporary and permanent injunctive relief in any such case without the necessity of proving actual damages and without posting a bond or other security.

     n. Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) the Transaction Documents, whenever any Buyer exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then such Buyer may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights.

     o. Payment Set Aside. To the extent that the Company makes a payment or payments to the Buyers hereunder or pursuant to any of the other Transaction Documents or the Buyers enforce or exercise their rights hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, foreign, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

     p. Independent Nature of Buyers' Obligations and Rights. The obligations of each Buyer under any Transaction Document are several and not joint with the obligations of any other Buyer, and no Buyer shall be responsible in any way for the performance of the obligations of any other Buyer under any Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by any Buyer pursuant hereto or thereto, shall be deemed to constitute the Buyers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Buyers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents and the Company acknowledges that the Buyers are not acting in concert or as a group, and the Company will not assert any such claim, with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Buyer confirms that it has independently participated in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. Each Buyer shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of any other Transaction Documents, and it shall not be necessary for any other Buyer to be joined as an additional party in any proceeding for such purpose.

[Signature Page Follows]

     IN WITNESS WHEREOF, each Buyer and the Company have caused their respective signature page to this Securities Purchase Agreement to be duly executed as of the date first written above.

COMPANY:

USA TECHNOLOGIES, INC.
By:
Name: George R. Jensen, Jr.
Title: Chief Executive Officer

     IN WITNESS WHEREOF, each Buyer and the Company have caused their respective signature page to this Securities Purchase Agreement to be duly executed as of the date first written above.

BUYERS:
By:
Name:
Title:

SCHEDULE OF BUYERS

(1)	(2)	(3)	(4)	(5)

Number of
		Common		Legal Representative's
Buyer	Address and Facsimile Number	Shares	Purchase Price	Address and Facsimile Number

________	________________________	__________	$__________	_________________
	________________________			Attention: _____________, Esq.
	Facsimile: _________________			Facsimile:
	Telephone: ________________			Telephone:
Attention: ________________
E-mail: ___________________

EXHIBITS
Exhibit A	Form of Registration Rights Agreement
Exhibit B	Form of Legal Opinion

Exhibit B

Form of Legal Opinion

October __, 2007

To each of the Buyers listed in Exhibit “A” hereto

Re: USA Technologies, Inc.

Dear Sir or Madam:

We have acted as counsel to USA Technologies, Inc., a Pennsylvania corporation (the “Company”), in connection with the Securities Purchase Agreement (the “Agreement”) dated of even date herewith between the Company and each of the buyers set forth in Exhibit “A” hereto (severally, a “Purchaser”, and jointly, the “Purchasers”). This opinion is being delivered to each of you pursuant to Section 6(f) of the Agreement. Capitalized terms used herein without definition have the respective meanings assigned to them in the Agreement.

In connection with and as the basis for these opinions, in our capacity as counsel to the Company, we have examined originals or copies, certified or otherwise identified to us, of the following: A.The Agreement;

B.Registration Rights Agreement;

C.Certificate of the Company executed by the Chief Executive Officer of the Company dated of even date herewith referred to in Section 6(c) of the Agreement;

D.Secretary’s Certificate executed by the Secretary of the Company dated of even date herewith referred to in Section 6(b) of the Agreement;

E.Good Standing Certificate issued by the Secretary of State of the State of Delaware with respect to Stitch Networks Corporation dated October 11, 2007.

     The documents listed in A and B above are referred to collectively as the “Transaction Documents.” The documents listed in A through E above are referred to collectively as the “Documents.”

     We have also examined such other documents, matters, statutes, ordinances, published rules and regulations, published judicial and governmental decisions interpreting or applying the same, and other official interpretations as we deem applicable in connection with this opinion.

     We also obtained telephonic confirmation, on October 11, 2007, from the Corporation Bureau of the Pennsylvania Department of State that each of the Company and USAT Capital Corp, LLC, is active and in good standing in the Commonwealth of Pennsylvania.

We have also examined, relied upon, and assumed the accuracy, where appropriate, of all of the representations and warranties of each of the Company and of the Purchasers contained in the Documents as to the matters of fact therein represented. As to certain questions of fact material to the opinions contained herein, we have, when appropriate, relied upon certificates or statements of public officials and officers and agents of the Company, and we have assumed that any certificates or statements of public officials dated earlier than the date hereof are accurate on the date hereof as if made on and as of such date. We have not undertaken any independent investigation to determine the accuracy of the representations or warranties of the Company or the Purchasers. We have also assumed that each Purchaser has obtained any and all consents, approvals, licenses, registrations, or authorizations required under or by any federal or state governmental body, regulatory agency, self-regulatory organization or stock exchange or market, or any court, that are required in order for each Purchaser to execute, deliver and perform all of the transactions contemplated by the Transaction Documents.

In our examination of the Documents, we have assumed the genuineness of all signatures of parties other than the Company, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as copies.

In reaching the opinions set forth below, we have assumed the due authorization, execution and delivery of all Documents by all parties to the Documents other than the Company. In addition, we have also assumed that the Transaction Documents accurately reflect the complete understanding of the parties with respect to the transactions contemplated thereby and the rights and obligations of the parties thereunder. We have also assumed that the terms and conditions of the transactions as reflected in the Transaction Documents have not been amended, modified or supplemented, directly or indirectly, by any other agreement or understanding of the parties or by waiver of any of the material provisions of the Transaction Documents.

Based upon and subject to the foregoing and subject to the limitations, assumptions and qualifications set forth in this letter, it is our opinion that, as of the date hereof:

     1. Based solely on the good standing certificate relating to Stitch Networks Corporation referred to above and our telephone conversation with the Department of State of the Commonwealth of Pennsylvania relating to each of the Company and USAT Capital Corp., LLC referred to above, and without any independent investigation whatsoever, the Company and each of its Subsidiaries is a corporation or limited liability company, as the case may be, duly organized, validly existing and in good standing under the laws of the state of its incorporation or formation. The Company has the requisite corporate power to own, lease and operate its properties and to conduct its business as presently conducted.

     2. The Company has the requisite corporate power and authority to execute, deliver and perform all of its obligations under the Transaction Documents, including the issuance of the Common Shares in accordance with the terms thereof. The execution and delivery of the Transaction Documents by the Company and the consummation of the transactions contemplated therein have been duly authorized by the Company's Board of Directors, and no further consent or authorization of the Company, its Board of Directors or its shareholders is required therefor. The Transaction Documents have been duly executed and delivered by the Company.

     3. The Transaction Documents constitute valid and binding agreements or obligations of the Company, enforceable against the Company in accordance with their respective terms.

     4. The execution, delivery and performance by the Company of the Transaction Documents, the consummation by the Company of the transactions contemplated by the Transaction Documents and the compliance by the Company with the terms thereof (a) do not and will not violate, conflict with or constitute a material default (or an event which, with the giving of notice or lapse of time or both, constitutes or would constitute a material default) under, or give rise to any right of termination, cancellation or acceleration under, (i) the Articles of

Incorporation or Bylaws of the Company; (ii) any agreement, note, lease, mortgage, deed or other instrument to which the Company is a party or by which the Company is bound or affected that has been publicly filed (the "Publicly Filed Documents"); or (iii) any statute, law, rule or regulation applicable to the Company or any order, writ, injunction or decree; and (b) do not and will not result in or require the creation of any lien, security interest or other charge or encumbrance (other than pursuant to the Transactions Documents) upon or with respect to any of its properties.

     5. When so issued, the Common Shares will be duly authorized and validly issued, fully paid and nonassessable, and free of any and all liens and charges and preemptive or similar rights contained in the Company's Articles of Incorporation or Bylaws or any agreement, note, lease, publicly filed mortgage deed or other instrument to which the Company is a party or by which the Company is bound that are Publicly Filed Documents.

     6. As of the date hereof, the authorized capital stock of the Company consists of (i) 640,000,000 shares of Common Stock, no par value per share, and (ii) 900,000 shares of preferred stock designated as Series A Convertible Preferred Stock. As of the date hereof, and based solely upon the representations made to us by the Company and its transfer agent, 12,544,072 shares of Common Stock are issued and outstanding, 162,625 shares are reserved for issuance pursuant to the exercise of stock options, and 1,678,186 shares are reserved for issuance pursuant to stock warrants exercisable for shares of Common Stock, and 5,203 shares of Series A Convertible Preferred Stock are issued and outstanding. Except for the preemptive rights granted by the Company to S.A.C. Capital Associates, LLC in the March 14, 2007 Securities Purchase Agreement, none of such Common Stock is subject to preemptive rights or other rights of the shareholders of the Company pursuant to the Articles of Incorporation or the Bylaws or under the Pennsylvania Business Corporation Law (“PBCL”), or pursuant to any agreement, note, lease, publicly filed mortgage deed or other instrument to which the Company is a party or by which the Company is bound that are Publicly Filed Documents.

     7. The offer and sale of the Common Shares in accordance with the Agreement constitute transactions exempt from the registration requirements of the 1933 Act.

     8. No authorization, approval, consent, filing, or other order of any federal or state governmental body, regulatory agency, self-regulatory organization or stock exchange or market, or the shareholders of the Company, or any court, or to our knowledge, any third party is required to be obtained by the Company to enter into and perform its obligations under the Transaction Documents or for the issuance and sale of the Common Shares in accordance with the Transaction Documents, except (i) the filing of a Form D under Regulation D of the 1933 Act, (ii) the filing of a Form 8-K pursuant to the Securities Exchange Act of 1934, as amended, (iii) any action necessary in order to qualify or obtain an exemption from qualification of the Common Shares under applicable securities or “Blue Sky” laws of the states of the United States, (iv) the filing with the SEC of one or more Registration Statements in accordance with the requirements of the Registration Rights Agreement, and (v) the listing of the Common Shares with The NASDAQ Global Market and other filings required to be made therewith in connection with the issuance of the Common Shares.

     9. To our knowledge, and except as set forth in Schedule 3(r) to the Agreement, no action, suit, proceeding, inquiry or investigation before or by any court, public board or body or any governmental agency or self-regulatory organization is pending or threatened against the Company or any of its Subsidiaries or any of the properties or assets of the Company or any of its Subsidiaries.

Our opinion as to enforceability set forth in paragraph 3 above is also subject to the effect of (i) bankruptcy, insolvency, reorganization, arrangement, moratorium, liquidation, fraudulent conveyance or other similar rights or laws relating to or affecting the rights or remedies of creditors; and (ii) limitations imposed by general principles of equity, regardless of whether the relevant matter is considered in a proceeding at law or in equity, including with respect to certain covenants and provisions of the Transaction Documents, where the Purchaser’s enforcement of such covenants or provisions under the circumstances or, in the specified manner, would violate an implied covenant of good faith and fair dealing or would be commercially unreasonable. Enforceability of the Transaction Documents may also be limited to the extent that remedies are sought for a breach that a court concludes is immaterial or does not affect the Purchaser. We do not express any opinion whatsoever as the whether any particular right or remedy provided for in the Transaction Documents is or will be available upon a default by the Company.

In addition, certain rights, remedies, waivers and limitations of liability contained in the Transaction Documents may be rendered ineffective, or limited, by applicable laws, rules or judicial decisions governing such provisions. Without intending any limitation on the generality of the preceding sentence, and notwithstanding any of the opinions rendered above, we express no opinion as to the enforceability of provisions that: (i) purport to establish evidentiary standards; (ii) purport to impose penalties or forfeitures upon delinquency or otherwise; (iii) relate to waiver of remedies (or the delay or omission of enforcement thereof), disclaimers, liability limitations with respect to third parties, releases of legal or equitable rights, discharge or defenses or liquidated damages, or the right to a jury trial; (iv) purport to constitute consent to venue in a particular jurisdiction; (v) modify or waive any requirement of commercial reasonableness or prior notice or right of redemption arising under applicable law; (vi) purport to provide for damages or for payments that are in a fixed amount or expressed as an applicable percentage, or purport to provide for damages or payments which bear no reasonable relation to the damages suffered by the aggrieved party as a result of the default; (vii) purport to preclude the modification of the Transaction Documents through conduct, custom or course of performance, action or dealing; (viii) purport to limit the Purchaser’s liability or provide for the indemnification of the Purchaser for its acts or omissions; (ix) purport to state that the provisions of the Transaction Documents are severable; (x) purport to specify certain governing laws, the jurisdictions in which legal proceedings may be instituted or methods of resolving disputes; or (xi) relate to waivers of notice or other rights, indemnity, contribution, severability, injunctive relief, the remedy of specific performance, remedies relating to a breach which is not material or does not adversely affect the Company, non-judicial remedies, and provisions which release or limit liability or relate to cumulative remedies.

     We express no opinion with respect to the qualification of the Common Shares or the exemption from qualification of the Common Shares under any applicable state securities or “Blue Sky” laws of any state of the United States.

     Whenever a statement herein is qualified by the phrases "known to us" or "to our knowledge", or similar phrases, it is intended to indicate that, during the course of our representation of the Company no information that would give us current actual knowledge of the inaccuracy of such statement has come to the attention of those attorneys presently in this firm who have rendered legal services in connection with the representation of the Company. We have not, however, undertaken any independent investigation or review to determine the accuracy of any such statement, and any limited inquiry undertaken by us during the preparation of this opinion letter should not be regarded as such an investigation or review. No inference as to our knowledge of any matters bearing on the accuracy of any such statement should be drawn from the fact of our representation of the Company.

     This opinion is rendered only with regard to the matters set out in the numbered paragraphs above. No other opinions are intended nor should they be inferred.

     We are members of Bar of the Commonwealth of Pennsylvania and we are not expressing any opinion relating to any jurisdiction other than the laws of the United States of America and the laws of the Commonwealth of Pennsylvania.

     We express no opinion and assume no responsibility as to the effect of, or consequences resulting from, any act or change in any law, rule, or regulation of any federal or state governmental body, regulatory agency, self-regulatory organization or stock exchange or market, or any court, occurring after the date of this letter. We assume no obligation to supplement this opinion if any applicable laws, rules or regulations change after the date of this opinion, or if we become aware of any facts that might change the opinions expressed above after the date of this opinion.

     The foregoing opinions are given to you solely for your use in connection with the transactions contemplated by the Transaction Documents and may not be relied upon by, or delivered to, any other person or entity or for any other purpose without our prior written consent.

Very truly yours,
LURIO & ASSOCIATES, P.C.

cc: Mr. George R. Jensen, Jr.

EXHIBIT “A”

List of Buyers under the Securities Purchase Agreement dated October __, 2007

SCHEDULES

Schedule 3(a) - List of Subsidiaries

Schedule 3(k) - Absence of Certain Changes

Schedule 3(o) - Transactions with Affiliates

Schedule 3(p) - Equity Capitalization

Schedule 3(q) - Indebtedness and Other Contracts

Schedule 3(r) - Absence of Litigation

Schedule 3(a) to Securities Purchase Agreement
Organization and Qualification

Stitch Networks Corporation

USAT Capital Corp, LLC

Schedule 3(k) to Securities Purchase Agreement
Absence of Certain Changes

Since June 30, 2007, the Company has had capital expenditures in the aggregate amount of $125,000.

Schedule 3(o) to Securities Purchase Agreement
Transactions With Affiliates

Lurio & Associates, P.C., a firm owned by Douglas M. Lurio, a Director of the Company, provides legal services to the Company. Steven Katz & Associates, Inc., a firm owned by Steven Katz, a Director of the Company, provides consulting services to the Company.

Schedule 3(p) to Securities Purchase Agreement
Equity Capitalization

     (i) Under Section 4(o)(iii) of the March 14, 2007 Securities Purchase Agreement between the Company and S.A.C. Capital Associates, LLC, the purchaser was granted preemptive rights to maintain its pro-rata percentage of the issued and outstanding shares of the Company for a 5 year period.

     (ii) As of the date hereof, there are issued and outstanding options to purchase up to 162,625 shares of Common Stock and warrants to purchase up to 1,678,186 shares of Common Stock. The issued and outstanding shares of Series A Convertible Preferred Stock are convertible into 5,203 shares of Common Stock and the accrued and unpaid dividends thereon are convertible into 9,383 shares of Common Stock. Pursuant to the 2006-B Common Stock Purchase Agreement between Steve Illes and the Company dated September 25, 2006, the Company has the right to sell to Mr. Illes shares of Common Stock with a purchase price of up to $15,000,000. Pursuant to the Long-Term Equity Incentive Program adopted by the Company on February 12, 2007 (the “Plan”), if certain target goals are achieved by the Company during the fiscal years ending June 30, 2008, and June 30, 2009, each of George R. Jensen, Jr., Stephen P. Herbert, and David M. DeMedio, will earn shares of Common Stock. If a change of control would occur during any of such fiscal years and provided such executive is then employed by the Company, then (i) Mr. Jensen would be awarded 178,570 shares for each uncompleted fiscal year as of the date of such change of control, (ii) Mr. Herbert would be awarded 53,713 shares for each uncompleted fiscal year as of the date of such change of control, and (iii) Mr. DeMedio would be awarded 21,663 shares for each uncompleted fiscal year as of the date of such change of control. Pursuant to his employment agreement, upon the occurrence of a change of control, Mr. Jensen will be issued 140,000 shares of Common Stock. Each executive officer’s employment agreement provides that upon termination of employment with the Company, the executive would be entitled to be eligible to be awarded shares of Common Stock pursuant to the Plan.

     (iii) The Company has entered into a financing arrangement with Ford Motor Company in the amount of $28,333, a financing arrangement with Cisco Systems Capital Corp. in the amount of $63,924 (for server equipment), a financing arrangement with Cananwill in the amount of $108,000 (insurance premiums), loan agreements with NetBank Business Finance for $709,740 (receivables financing), a financing arrangement with IBM Credit LLC in the amount of $304,044 (computer equipment), a financing arrangement with Oracle for $48,800 (for software licenses), a financing arrangement with Oracle Finance for $289,677 (for software licenses), and a financing arrangement with DeLage Landen Financial Services, Inc. in the amount of $146,496 (telephone system). Fifty percent of the obligations of the Company due to IBM Credit LLC are secured by a letter of credit.

     (iv) A financing statement has been filed by IBM Credit LLC securing the Company’s obligation in the amount of $304,044 covering certain computer equipment. A financing statement has been filed by NetBank Business Finance securing the Company’s obligation in the amount of $709,740 covering certain receivables and Business Express equipment. A financing statement has been filed by DeLage Landen Financial Services, Inc. securing the Company’s obligation in the amount of $146,496 covering certain telephone equipment.

     (v) The Company has agreed to the following registration rights: (a) In December 2006, the Company sold 1,400,000 shares and warrants to purchase up to 700,017 shares in a private placement offering. The Company has agreed to register these shares for resale under the 1933 Act through December 14, 2007; (b) In connection with the foregoing offering, the Company issued to the placement agent warrants to purchase up to 11,454 shares. The Company has agreed to register these shares for resale under the 1933 Act through December 14, 2007; (c) In connection with the 2005-G notes, the Company issued warrants to purchase up to 54,494 shares. The Company has agreed to register these shares for resale under the 1933 Act through December 31, 2008; (d) In connection with the issuance of the 2006-A notes, the Company issued warrants to purchase up to 77,000 shares. The Company has agreed to register these shares for resale through December 31, 2008; (e) Under his employment agreement, Mr. Jensen has received 75,000 shares as a bonus and 22,080 shares in lieu of cash salary. The Company has granted to Mr. Jensen piggyback registration rights for a period of 5 years following the vesting of any such shares; (f) Under his employment agreement, Mr. Herbert received 50,000 shares as a bonus. The Company has granted to Mr. Herbert piggyback registration rights for a period of 5 years following the vesting of any such shares; (g) During April, May and June 2006, the Company issued options to its executive officers and outside directors to purchase up to 160,000 shares. The Company has granted to the holders of these options piggyback registration rights for a period of 5 years following the vesting of any such options; (h) The Company is entitled to sell to Steve Illes under the 2006-B Common Stock Purchase Agreement dated September 25, 2006 up to $15,000,000 of shares. The Company has agreed that it shall register for resale any shares purchased by Mr. Illes through December 21, 2008; (i) Kazi Management VI, Inc. holds warrants to purchase up to 71,428 shares. The Company has agreed to register these shares for resale through October 26, 2007; (j) In October 2007, the Company granted five year piggyback registration rights to any shares issued to its executive officers under the Long-Term Equity Incentive Program; and (k) In March 2007, the Company sold 1,666,667 shares and warrants to purchase up to 833,333 shares in a private placement offering. The Company has agreed to register these shares and the shares underlying the warrants for resale under the 1933 Act until the earlier of (i) the date as of which the purchaser may sell all of such shares without restriction pursuant to Rule 144(k) promulgated under the Securities Act of 1933, or (ii) the date on which the purchaser shall have sold all of such shares. In accordance with the Registration Rights Agreement entered into between the Company and such purchaser, no shares other than foregoing shares shall be included in the registration statement without the prior written consent of the purchaser.

     (vi) The shares of Series A Convertible Preferred Stock of the Company may be redeemed at any time by the Company for $11 per share together with the payment of any and all accrued and unpaid dividends thereon.

Schedule 3(q) to Securities Purchase Agreement
Indebtedness and Other Contracts

(i) AT&T Wireless Corporate Digital Advantage Agreement between the Company and AT&T Wireless dated August 12, 2004.

Schedule 3(r) to Securities Purchase Agreement
Absence of Litigation

On August 8, 2006, the Company filed a complaint for declaratory judgment against Haven Brock Kolls, a former employee and officer, in the Court of Common Pleas of Montgomery County, docket no. 06-19712. The Company seeks a declaration that the one-year periods referred to in Sections 5.B and 6 of the Employment Agreement (the provisions restricting Kolls from disclosing business secrets of the Company and from soliciting any customer or account of the Company, and the non-compete provision) expire on June 30, 2008, and that because Kolls did not provide timely notice of termination, his employment agreement does not expire until June 30, 2007. Kolls has filed an answer in this action. To date, no discovery has been conducted.